Exhibit 99.2

September 13, 2010

Charles Sonsteby

5656 North Central Expressway, Unit 405

Dallas, Texas 75206

Dear Chuck:

Congratulations! On behalf of Michaels Stores, Inc., I am pleased to confirm your offer for the position of Chief Administrative Officer & Chief Financial Officer, reporting to John Menzer with the effective date of October 4th, 2010. Pursuant to the successful completion of your background investigation, the following confirms the details of our offer.

Base Salary

Effective your first day of employment, your bi-weekly salary will be $25,000.00 ($650,000.00 annualized). Your salary increases will be consistent with our policy of advancement on an individual merit basis and will be prorated in accordance with your start date and company guidelines. Members of our corporate staff typically receive their annual performance appraisal in April, based upon their results during the prior fiscal year. Given the timing of your start date, your first formal appraisal and any prorated merit increase is expected to occur in April of 2011.

Bonus

You will be eligible to participate in our Chief Administrative Officer & Chief Financial Officer Bonus Plan in Fiscal Year 2010, which is based upon your results regarding established bonus criteria associated with the bonus plan for your position. In this plan you have the potential to earn a max bonus payout up to 140% of your eligible base salary. Of the 140% (max) potential, 70% (target) is for attaining plan results, and an additional 70% is allocated for attaining results above the plan. Bonus payments normally occur in April of each year and will be prorated in accordance with your actual time in the position, and are scaled according to the year end level of performance achieved, in accordance with your Bonus Plan. As discussed, we will add three incremental periods (1/12th) of earned bonus payment to your pro-rated calculation to offset the three months of bonus forfeited with your former employer.

Long Term Incentive

As the Chief Administrative Officer & Chief Financial Officer, you will be eligible to participate in the 2006 Equity Incentive Plan at the Chief Administrative Officer & Chief Financial Officer level. Attached is a Compensation Illustration which describes the proposed Chief Administrative Officer & Chief Financial Officer stock option grant level and the equity potential of such option grant. This illustration is not and shall not be considered to be an offer of securities.

Benefits

•      You and your family will be eligible to participate in our executive medical, dental and vision plans. These executive plans are provided to you at no cost, and cover all medically necessary care. As a participant in the executive plans, you are provided an annual executive reimbursement allowance of up to $20,000 to cover any eligible medical, dental or vision out of pocket expenses you may incur. Your coverage will begin on your first day of employment, after completing our enrollment process.

•      You will also be enrolled, at no cost to you, in our Executive Short Term Disability Plan and Executive Long Term Disability Coverage on your first day of active employment.

•      After you have completed six months of active service, you will be eligible to participate in our 401(k) Plan. This plan offers you a 50% match on the first 6% of your earnings that you contribute to the Plan. During calendar year 2010, the IRS allows you to contribute a maximum of $16,500 pre-tax dollars to the Plan; however, you may be limited to a lesser amount due to the IRC discrimination testing results each year. The Highly Compensated Employee (HCE) 401(k) contribution limit for 2010 is 2%. You may rollover any distribution from a prior employer’s qualified retirement plan immediately without waiting six months.

•      Through our Executive Life and Savings Program, you will be covered for $1,000,000 of company paid MetLife Group Variable Universal Life Insurance (GVUL) upon starting work for Michaels Stores. The GVUL is a tax-advantaged retirement savings vehicle designed to supplement your 401(k) contributions. Additionally, after 90 days, you will receive at no cost $50,000 of Basic Life Insurance and Accidental Death and Dismemberment coverage. You may also purchase group supplemental life insurance for yourself, your spouse and any dependents.

•      You will be eligible to receive three (3) weeks of paid vacation in your first year of employment, following your 90th day of employment. You will be eligible for four (4) weeks of vacation effective on your first anniversary and until additional vacation time is earned in accordance with company policy.

•      Sick days and personal days will be earned in accordance with company policy.

•      With certain restrictions, you will be entitled to receive a 25% discount on merchandise purchased in our Michaels and Aaron Brothers stores.

Confidentiality and At Will

•      During your employment with Michaels you will receive confidential, proprietary and trade secret information. Michaels has a vital interest in maintaining its confidential information. Accordingly, we will rely upon you to protect the confidentiality such information obtained during your employment.

•      This is an at-will employment relationship, and either you or Michaels may terminate the relationship for any reason, with or without cause, and with or without notice.

On your first day of employment you need to bring forms of identification with you that you may choose from the attached list of “acceptable documents”.

Chuck, it goes without saying that we look forward to having you join the Michaels team and look forward to receiving your positive response to this offer. If you have any questions, please contact me at 972-409-5200.

Sincerely,

Shawn Hearn

Senior Executive Vice President – Human Resources

Attachments

cc:             John Menzer

RESPONSE TO OFFER FORM

Please indicate your acceptance and return this signed document to Deedee Forbin via fax (972) 409-1772 and US mail the original to:

Michaels, 8000 Bent Branch Drive, Irving, TX 75063 Attention:  Deedee Forbin

I, Charles Sonsteby accept the offer extended to me by Michaels under the terms outlined in this letter.

/s/ Charles M. Sonsteby	Sept. 15, 2010
(SIGNATURE)	(DATE)

Please retain a copy of this document for your records.

Payment of compensation or benefits (other than base pay) is subject to the eligibility provisions, individual benefit elections and other terms of the plans as they apply. For clarification or details concerning any of the plans, refer to the Plan document. In the event of a conflict between this document and the Plan document, the Plan document will control, since this is an offer letter and is only considered a summary of Plan Features. Michaels Stores Inc. reserves the right to change or cancel any plan details outlined in this offer letter for any reason in accordance with federal, state or local laws.